UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2011

ABITIBIBOWATER INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-33776	98-0526415
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

AbitibiBowater Inc. 1155 Metcalfe Street, Suite 800 Montreal, Quebec, Canada		H3B 5H2
(Address of principal executive offices)		(Zip Code)

(514) 875-2160

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On March 23, 2011, AbitibiBowater Inc.’s (the “Company”) board of directors adopted the AbitibiBowater Executive Restricted Stock Unit Plan, effective as of April 1, 2011. The plan gives eligible employees, including the named executive officers and other executive officers, the option to defer the payment of 50% or their entire award, if any, under a Company short-term incentive plan, using restricted stock units, or “RSUs”. The applicable number of RSUs is determined by dividing 110% of the amount deferred by the fair market value of a share of Company common stock on the date immediately before the date the award would otherwise be paid. A number of units representing the 10% incentive (referred to in the plan as the “premium RSUs”) vest ratably over a three year period, subject to acceleration in the event of termination for any reason other than voluntary termination or termination for cause (as defined in the plan); the non-premium RSUs are fully vested from the date of grant.

Vested RSUs are payable in three annual installments beginning on December 15 of the year in which the RSUs are credited on the employee’s behalf, subject to acceleration in the event of termination of employment or death. For employees subject to U.S. tax law, any payment upon termination from employment will be delayed for six months in accordance with U.S. Internal Revenue Code Section 409A. The payments will be settled in cash based on the fair market value of the Company’s common stock at time of payment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ABITIBIBOWATER INC.

By:	/s/ Jacques P. Vachon
Name:	Jacques P. Vachon
Title:	Senior Vice President and Chief Legal Officer

Dated: March 29, 2011